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Exhibit 99.6

GRUPO TMM, S.A.

Beneficial Owner Ballot

Class 4—Existing Note Claims

9 1/2% Notes due 2003		10 1/4% Senior Notes due 2006
CUSIP No. 893868AA7	and	CUSIP No. 893868AC3
ISIN No. US893868AA72		ISIN No. US893868AC39

        Grupo TMM, S.A. is soliciting prepetition votes on its proposed "pre-packaged" Plan Of Reorganization Of Grupo TMM, S.A., Under Chapter 11 Of The Bankruptcy Code, dated [    ], 2004 (the "Plan"). This ballot is for beneficial owners of Grupo TMM, S.A.'s 9 1/2% Notes due 2003 (the "2003 Notes") and its 10 1/4% Senior Notes due 2006 (the "2006 Notes," and together with the 2003 Notes, the "Existing Notes")—Class 4 under the Plan. The accompanying Prospectus, dated [    ], 2004 (the "Prospectus") describes the Plan and contains information to assist you in deciding how to vote. The Prospectus also contains a copy of the Plan (as Exhibit A).

        Please review the Prospectus, the Plan, and this ballot carefully before you vote. You may wish to seek legal advice concerning the Plan and your claim's classification and treatment in it. If you are an authorized signatory for more than one beneficial owner of Existing Notes, you must execute a separate ballot for each beneficial owner.

        Questions.    If you have any questions regarding this ballot or the voting procedures, if you believe that you have received the wrong ballot or if you do not have a copy of the Prospectus, please contact Innisfree M&A Incorporated, 501 Madison Avenue, New York, NY 10022 (the "Voting Agent") at 877-750-2689 or your broker, bank or other nominee.

  DEADLINE

  The Voting Deadline is [        ] [  ].m. (New York City time), [        ], 2004, unless extended by Grupo TMM, S.A. If you hold your securities in street name through a broker, bank or other nominee, you should promptly return this ballot to your nominee (or its agent), as specified on the enclosed pre-addressed, postage-paid envelope. (You should not return your ballot to the Voting Agent unless you have been provided with a return envelope addressed to the Voting Agent.) Please allow sufficient time for your nominee to process and forward your vote to the Voting Agent by the Voting Deadline. If the Voting Agent does not receive your vote on or before the Voting Deadline, your vote will not count. Do not fax this ballot to the Voting Agent; ballots faxed to the Voting Agent will not be counted.

        Grupo TMM, S.A. will announce any extensions of the Voting Deadline by a press release issued before 9:00 a.m. (New York City time) on the first business day following (i) the Voting Deadline or (ii) the date to which the Voting Deadline was last extended.

        No fees, commissions or other remuneration will be payable to any broker, bank, dealer, nominee or other person for soliciting ballots accepting the Plan.

        Grupo TMM, S.A. has not commenced a chapter 11 bankruptcy case. It may choose to do so and to seek the Plan's prompt confirmation by the bankruptcy court. If the bankruptcy court confirms the Plan, it will be binding on you whether or not you vote. This ballot will not constitute or be deemed a proof of claim or equity interest, or an assertion of a claim or equity interest and you are not required to file any proof of claim or interest at this time.

        This is not a letter of transmittal and may not be used for any purpose other than to cast votes to accept or reject the Plan. Do not surrender certificates representing Existing Notes with this ballot.

        For information relating to the surrender of certificates representing Existing Notes, please refer to the section of the Prospectus entitled "The Exchange Offer and Consent Solicitation—Procedures for Tendering."

HOW TO VOTE
1.	Complete Item 1 (if not already filled out by your nominee) and Item 2.
2.	Complete Item 3 (if applicable). You must vote all your Existing Notes either to accept or to reject the Plan and may not split your vote.
3.	Review the certifications contained in Item 4.
4.	Sign the ballot (unless this ballot has already been signed or "prevalidated" by your nominee).
5.	Return the ballot in the enclosed pre-addressed, postage-paid envelope (if the enclosed envelope is addressed to your nominee, make sure that your nominee receives it in time to process your vote and deliver it to the Voting Agent by the Voting Deadline).
Item 1.	Amount Of Existing Notes Voted. I, , certify that as of [ ], 2004, I was a beneficial owner of Existing Notes in the following original principal amount (insert amount in the box below) or that I am the authorized signatory or nominee of that beneficial owner. (If a nominee holds your Existing Notes on your behalf and you do not know the amount, please contact your nominee immediately. For purposes of this ballot, do not adjust the principal amount for any accrued or unmatured interest.)
Original Principal Amount Of Existing Notes
$
Item 2.	Vote On Plan (check only one box).
/ / ACCEPT (vote FOR) the Plan. / / REJECT (vote AGAINST) the Plan.
Item 3.
Identify All Other Existing Notes Voted. If you own Existing Notes through more than one record holder, or in your own name as well as through a record holder, you may receive more than one ballot. In that case, please fill in the table below (using additional sheets of paper if necessary) and identify other Existing Notes for which you are the beneficial owner. By returning this ballot, the beneficial owner certifies that (a) this ballot is the only ballot it submitted for the Existing Notes, except for those identified in the following table and (b) all ballots for Existing Notes it submitted indicate the same vote indicated in Item 2 of this ballot.

Fill In Table Below Only If You Have Voted or Are Voting Ballots Other Than This Ballot

Account Number	Name Of Holder*	Principal Amount Of Other Existing Notes Voted	Coupon Or CUSIP Of Other Existing Notes Voted

*Insert your name if you are the record holder of these Existing Notes. Otherwise, insert the name of your broker, bank or other nominee.

Item 4.	Certification. By returning this ballot, the beneficial owner of the Existing Notes identified in Item 1 above:
    (a)
    authorizes and instructs its nominee (i) to furnish the voting information, customer account number, and the amount of Existing Notes the nominee holds on its behalf in a master ballot transmitted to Grupo TMM, S.A. or its agent (unless this is a prevalidated ballot forwarded directly to the Voting Agent in accordance with the nominee's instructions), and (ii) to retain this ballot and related information in its records for one year after the Voting Deadline;

    (b)
    certifies that it (i) has full power and authority to vote to accept or reject the Plan with respect to the Existing Notes identified in Item 1, and (ii) has received a copy of the Prospectus (including the exhibits therein) and understands that the solicitation of votes for the Plan is subject to all the terms and conditions set forth in the Prospectus;

    (c)
    agrees to provide proof of its authority to vote this ballot if required or requested by the nominee, its agent, the Voting Agent, Grupo TMM, S.A. or the bankruptcy court.; and

    (d)
    agrees that, by voting in favor of the Plan, it waives and rescinds any acceleration, whether as a result of the bankruptcy filing or otherwise, of the principal amount and accrued interest of its Existing Notes, for the period of the pendency of a chapter 11 bankruptcy case of Grupo TMM, S.A. through the earliest of (i) the effective date of the Plan, (ii) any termination of the chapter 11 bankruptcy case, and (iii) 120 days after the filing of the Plan. This waiver and extension will apply only to the accelerated principal and accrued and unpaid interest of those holders of Existing Notes who vote in favor of the Plan and will only take effect if the chapter 11 bankruptcy case is commenced.

Name of Holder:

(Print or Type)
Social Security or Federal Tax I.D. No.:
(Optional)
Signature:
Name of Signatory:
(If Other than Holder)
Title (if corporation, partnership, or LLC):
(If Appropriate)
Street Address:
City, State, Zip Code:
Telephone Number:	( )
Date Completed:

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EXHIBIT 99.6 - Beneficial Owner Ballot